Exhibit 10.20
THE ASSOCIATED GENERAL CONTRACTORS OF AMERICA

STANDARD FORM OF AGREEMENT AND
GENERAL CONDITIONS BETWEEN OWNER
AND CONTRACTOR
(Where the Contract Price is a Lump Sum)

TABLE OF ARTICLES

1. AGREEMENT
2. GENERAL PROVISIONS
3. CONTRACTOR’S RESPONSIBILITIES
4. OWNER’S RESPONSIBILITIES
5. SUBCONTRACTS
6. CONTRACT TIME
7. CONTRACT PRICE
8. CHANGES
9. PAYMENT
10. INDEMNITY, INSURANCE AND WAIVERS
11. TERMINATION OF THE AGREEMENT, SUSPENSION AND NOTICE TO CURE
12. DISPUTE RESOLUTION
13. MISCELLANEOUS PROVISIONS
14. CONTRACT DOCUMENTS
     This Agreement has important legal and insurance consequences. Consultation with an attorney and insurance consultant is encouraged with respect to its completion or modification.

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

STANDARD FORM OF AGREEMENT AND
GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)

ARTICLE 1
1) AGREEMENT
This Agreement is made this 18th day of September in the year 2006 by and between the
     a) OWNER
Siouxland Ethanol, LLC
Box 147
Jackson, NE 68743
and the
     b) CONTRACTOR
Mark Albenesius, Inc.
970 Ithaca Way
Dakota City, NE 68731
for services in connection with the following
     c) PROJECT
Siouxland Ethanol, LLC 50 MGY Ethanol Plant
Phase 2, Site Underground Utility Package
Notice to the parties shall be given at the above addresses.

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

Section 1.02 ARTICLE 2
GENERAL PROVISIONS
2.1 RELATIONSHIP OF PARTIES The Owner and the Contractor agree to proceed with the Project on the basis of good faith and fair dealing.
2.1.1 The Contractor shall furnish construction administration and management services and use the Contractor’s best efforts to perform the Work in an expeditious manner consistent with the Contract Documents. The Owner shall endeavor to promote harmony and cooperation among the Owner, Contractor and Others.
2.1.2 The Contractor represents that it is an independent contractor and that in its performance of the Work it is and shall act as an independent contractor.
2.1.3 Neither Contractor nor any of its agents or employees will act on behalf of or in the name of Owner unless authorized in writing by Owner’s Representative.
2.2 EXTENT OF AGREEMENT This Agreement is solely for the benefit of the parties, represents the entire and integrated agreement between the parties, and supersedes all prior negotiations, representations or agreements, either written or oral. The Owner and Contractor agree to look solely to each other with respect to the performance of the Contract. The Contract and each and every provision thereof is for the exclusive benefit of the Owner and Contractor and not for the benefit of any third party nor any third party beneficiary thereof, except to the extent expressly provided in the Contract.
2.3 DEFINITIONS
.1 Changed Work means work which is deleted or omitted from, or different from the original scope of Work.
.2 The Contract Documents consist of this Agreement, the drawings, specifications, addenda issued prior to execution of the Contract, approved Shop Drawings, subsurface information, if available, and other documents listed in this Agreement and any modifications issued after execution of this Agreement.
.3 The Contract Time is the period between the Date of Commencement and final completion. See Article 6.
.4 The Date of Commencement of the Work is the date established in the Agreement. See Subparagraph 6.1.1.
.5 The term Day shall mean calendar day unless otherwise specifically defined.
.6 Defective Work is any portion of the Work which is not in conformance with the Contract Documents as more fully described in Paragraphs 3.5 and 3.8.
.7 Designer means the licensed design professional, and its consultants, retained by Owner to perform design services for the Project.
.8 Extra Work means work which is in addition to the original scope of the Work.
.9 Fee means salaries and other mandatory or customary compensation of the Contractor’s employees at its principal and branch offices; general and administrative expenses of the Contractor’s principal and branch offices other than the field office; and the Contractor’s capital expenses, including interest on the Contractor’s capital employed for the Work; and profit.
.10 Materials means any tangible item to be incorporated into the Work including, but not limited to, all materials, equipment, machinery, and parts, whether furnished by Contractor, its Subcontractors or material suppliers, the Owners or Others.
.11 Others means other contractors and all persons at the Worksite who are not employed by Contractor, its subcontractors or material suppliers.
.12 Owner is the person or entity identified as such in this Agreement and includes the Owner’s representative or the Owner’s representative’s designers, and the Designer.
.13 The Project, as identified in Article 1, is the building, facility and/or other improvements for which the Contractor is to provide services under this Agreement. It may also include construction by the Owner or Others.
.14 A Subcontractor is a party or entity retained by the Contractor as an independent contractor to provide the labor, materials, equipment and/or services necessary to complete a specific portion of the Work. The term Subcontractor does not include the Designer or Others as defined in this Paragraph.
.15 Substantial Completion of the Work, or of a designated portion, occurs on the date when the Contractor’s obligations are sufficiently complete in accordance with the Contract Documents so that the Owner may occupy or utilize the Project, or a designated portion, for the use for which it is intended. The issuance of a certificate of occupancy is not a prerequisite for Substantial Completion if the inability to obtain the Certificate of Occupancy is due to factors beyond the Contractor’s control. This date shall be confirmed by a certificate of Substantial Completion signed by the Owner and Contractor. The certificate shall state the respective responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work, and insurance. The certificate shall also list the items to be completed or corrected, and establish the time for their completion and correction.
.16 A Subsubcontractor is a person or entity who has a contract with a Subcontractor to perform any portion of the Work. The term “Subsubcontractor” is referred to throughout the Contract Documents as if singular in number and means a Subsubcontractor or an authorized representative of the Subsubcontractor.

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

.17 Supplies means any tangible item which is used to perform the Work or is necessary to perform the Work but will not be incorporated into the Work including, but not limited to, equipment, tools, machinery, apparatus and scaffolding.
.18 The term Work means the construction and services necessary or incidental to fulfill the Contractor’s obligations for the Project in conformance with this Agreement and the other Contract Documents. The Work may refer to the whole Project or only a part Of the Project if work is also being performed by the Owner or Others.
.19 Worksite means the geographical area at the location mentioned in Article 1 where the Work is to be performed.
ARTICLE 3
CONTRACTOR’S RESPONSIBILITIES
3.1 GENERAL RESPONSIBILITIES
3.1.1 The Contractor shall provide all labor, materials, equipment, and services necessary to complete the following Work for the Project, all of which shall be provided in full accord with and reasonably inferable from the Contract Documents as being necessary to produce the indicated results.
3.1.2 The Contractor is responsible for the supervision and coordination of all of the Work, including the construction means, methods, techniques, sequences and procedures utilized, unless the Contract Documents give other specific instructions. In such case, the Contractor shall not be liable to the Owner for damages resulting from compliance with such instructions unless the Contractor recognized and failed to timely report to the Owner any error, inconsistency, omission or unsafe practice that it discovered in the specified construction means, methods, techniques, sequences or procedures.
3.1.3 The Contractor shall confine operations at the site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the site with materials or equipment.
3.2 COOPERATION WITH WORK OF OTHERS
3.2.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site under contractual provisions identical or substantially similar to those in this agreement, including those portions related to insurance, waiver of subrogation and safety.
3.2.2 The Owner shall provide for coordination of the activities of the Owner’s own forces and those of Others with the Work of the Contractor, who shall cooperate with them. The Contractor shall participate with the Owner and Others in reviewing their construction schedules when directed to do so. The Contractor shall make any revisions to the schedule of the Work, Contract Time and Contract Price deemed necessary after a joint review and mutual agreement. The construction schedules shall then constitute the schedules to be used by the Contractor, separate contractors and the Owner until subsequently revised.
3.2.3 With regard to the work of the Owner and Others, the Contractor shall (a) proceed with the Work in a manner which does not hinder, delay or interfere with the work of the Owner or Others or cause the work of the Owner or Others to become defective, (b) afford the Owner or Others a reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and (c) connect and coordinate the Contractor’s construction and operations with theirs as required by the Contract Documents.
3.2.4 Before proceeding with any portion of the Work affected by the construction or operations of the Owner or Others, the Contractor shall give the Owner prompt, written notification of any defects the contractor discovers in their work which will prevent the proper execution of the Contractor’s Work. The Contractor’s obligations in this paragraph do not create a responsibility for the work of Others, but are for the purpose of facilitating the Contractor’s Work. If the Contractor does not notify the Owner of patent defects interfering with the performance of the Work, the Contractor acknowledges that the work of the Owner or Others is not defective and is acceptable for the proper execution of the Contractor’s Work.
3.3 RESPONSIBILITY FOR CONTRACT DOCUMENTS
3.3.1 In order to facilitate its responsibilities for completion of the Work in accordance with and as reasonably inferable from the Contract Documents, prior to commencing the Work the Contractor shall examine and compare: the Contract Documents; information furnished by the Owner pursuant to Paragraph 4.3; relevant field measurements made by the Contractor; and any visible conditions at the site affecting the Work.
3.3.2 If in the course of the performance of the obligations in Subparagraph 3.3.1 the Contractor discovers any errors, omissions or inconsistencies in the Contract Documents, the Contractor shall promptly report them to the Owner. It is recognized, however, that the Contractor is not acting in the capacity of a licensed design professional, and that the Contractor’s examination is to facilitate construction and does not create an affirmative responsibility to detect errors, omissions or inconsistencies or to ascertain compliance with applicable laws, building codes or regulations.
3.3.3 The Contractor has no liability for errors, omissions or inconsistencies described in Subparagraphs 3.3.1 and 3.3.2 unless the Contractor knowingly failed to report a recognized problem to the Owner. If, however, the Contractor fails to perform the examination and reporting obligations of these provisions, the Contractor shall be responsible for any avoidable costs or direct damages.
3.3.4 The Contractor may be entitled to additional costs and/or time because of clarifications or instructions growing out of the Contractor’s reports described in the three preceding subparagraphs.
3.4 CONSTRUCTION PERSONNEL AND SUPERVISION
3.4.1 The Contractor shall provide a competent level of supervision for the performance of the Work at the Project,

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

including a Contractor’s Representative who shall possess full authority to receive instructions from Owner and to act on those instructions.
3.4.2 Before beginning performance of the Work, Contractor shall notify Owner in writing of the name and qualifications of its proposed superintendent (or foreman) so Owner may review the individual’s qualifications. If, for reasonable cause, the Owner refuses to approve the individual, or withdraws its approval after once giving it, Contractor shall name a different superintendent for Owner’s review. Any disapproved superintendent will not perform in that capacity thereafter at the Owner’s Worksite.
3.4.3 As between the Owner and Contractor, the Contractor shall be responsible to the Owner for acts or omissions of parties or entities performing portions of the Work for or on behalf of the Contractor or any of its Subcontractors.
3.4.4 Contractor shall permit only fit and skilled persons to perform the Work. Contractor shall enforce safety procedures, strict discipline and good order among persons performing the Work. If Owner determines that a particular person does not follow safety procedures, or is unfit or unskilled for the assigned work, Contractor shall immediately reassign the person on receipt of Owner’s written notice to do so.
3.5 WORKMANSHIP
3.5.1 Every part of the Work shall be executed in accordance with the Contract Documents and submittals approved pursuant to paragraph 3.13 in a workerlike manner. All materials used in the Work shall be furnished in sufficient quantities to facilitate the proper and expeditious execution of the Work and shall be new except such materials as may be expressly provided in the Contract Documents to be otherwise.
3.6 MATERIALS FURNISHED BY THE OWNER OR OTHERS
3.6.1 In the event the scope of the Work includes installation of materials or equipment furnished by the Owner or Others, it shall be the responsibility of the Contractor to examine the items so provided and thereupon handle, store and install the items, unless otherwise provided in the Contract Documents, with such skill and care as to provide a satisfactory and proper installation. Loss or damage due to acts or omissions of the Contractor shall be the responsibility of the Contractor and may be deducted from any amounts due or to become due the Contractor.
3.7 TESTS AND INSPECTIONS
3.7.1 The Contractor shall schedule all required tests, approvals and inspections of the Work or portions thereof at appropriate times so as not to delay the progress of the Work or other work related to the Project. The Contractor shall give proper written notice to all required parties of such tests, approvals and inspections. The Owner and Others may observe the tests promptly at the normal place of testing if feasible. The Owner shall bear all expenses associated with tests, inspections and approvals required by the Contract Documents which, unless otherwise agreed to, shall be conducted by an independent testing laboratory or entity approved by the Owner. Unless otherwise required by the Contract Documents, required certificates of testing approval or inspection shall be secured by the Contractor and promptly delivered to the Owner.
3.7.2 If the Owner or appropriate authorities determine that testing, inspection or approval in addition to those required by the Contract Documents will be necessary, the Contractor shall arrange for the procedures and give timely notice to the Owner and Others who may observe the procedures. Costs of the additional tests, inspections or approvals are at the Owner’s expense except as provided in Subparagraph 3.7.3.
3.7.3 If the procedures described in Subparagraphs 3.7.1 and 3.7.2 indicate that portions of the Work fail to comply with the Contract Documents, the Contractor shall be responsible for costs of correction and retesting.
3.8 WARRANTY
3.8.1 The Contractor warrants to the Owner that to the extent consistence with the standards of care and diligence normally practiced by construction contractors in performing Work of a similar nature and to the extent either required or permitted by the Contract Documents, materials used and equipment furnished shall be new and of good quality. At the Owner’s request, the Contractor shall furnish satisfactory evidence of the quality and type of materials and equipment furnished. The Contractor further warrants that the Work will be free from material defects not intrinsic to the design or materials required in the Contract Documents. The Contractor’s warranty does not include remedies for defects or damages caused by normal wear and tear during normal usage, use for a purpose for which the Project was not intended, improper or insufficient maintenance, modifications performed by the Owner or Others, or abuse.
3.8.2 If within one year after the date of Substantial Completion of the Work as defined in Subparagraph 2.3.15, any Work is found to be defective as defined in Subparagraph 2.3.6, Paragraph 3.5, and Subparagraph 3.8.1 above, the Owner shall promptly notify the Contractor in writing. Unless the Owner provides written acceptance of the condition, the Contractor shall promptly correct the Defective Work. If within the one-year correction period the Owner discovers and does not promptly notify the Contractor or give the Contractor an opportunity to test and/or correct Defective Work as reasonably requested by the Contractor, the Owner waives the Contractor’s obligation to correct that Defective Work as well as the Owner’s right to claim a breach of the warranty with respect to that Defective Work.
3.8.3 With respect to any portion of Work first performed after Substantial Completion, the warranty period of one year shall be extended by the period of time between Substantial Completion and the actual performance of the Work. Correction periods shall not be extended by corrective work performed by the Contractor.
3.8.4 The Contractor shall obtain from its Subcontractors and Suppliers any special or extended warranties required by the Contract documents. Contractor’s liability for such warranties shall be limited to the one year correction period referred to in Subparagraph 3.8.2. After that period Contractor shall assign them to the Owner and provide reasonable assistance to the Owner in enforcing the obligations of Subcontractors or suppliers.
3.8.5 If after the one-year correction period but before the applicable limitation period the Owner discovers any Defective Work, the Owner shall, unless the Defective Work requires emergency correction, promptly notify the Contractor. The Owner may either (a) allow the Contractor at its option to correct the Work or (b) have the Work corrected by itself or Others and charge the Contractor for the reasonable cost of the correction.
3.8.6 If the Contractor fails to correct Defective Work within a reasonable time after receipt of written notice from the Owner, the Owner may correct it in accordance with the Owner’s right to

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

carry out the Work in Paragraph 11.2. In such case, an appropriate Change Document shall be issued deducting the cost of correcting such deficiencies from payments then or thereafter due the Contractor. If payments then or thereafter due Contractor are not sufficient to cover such amounts, the Contractor shall pay the difference to the Owner.
3.8.7 If the Contractor’s correction or removal of Defective Work causes damage to or destroys other completed or partially completed construction, the Contractor shall be responsible for the cost of correcting the destroyed or damaged construction. The Owner shall be responsible for the cost of correcting damaged or destroyed, completed or partially completed construction, when the damage or destruction is caused by the Owner or Others.
3.8.8 The one-year period for correction of Defective Work does not affect a limitation period with respect to the enforcement of the Contractor’s other obligations under the Contract Documents.
3.8.9 At the Owner’s option and with the Contractor’s agreement, the Owner may elect to accept Defective Work rather than require its removal and correction. In such case the Contract Price shall be equitably adjusted, whether or not the Owner has made final payment.
3.9 CORRECTION OF COVERED WORK
3.9.1 On request of the Owner, Work which has been covered without a requirement that it be inspected prior to being covered may be uncovered for the Owner’s inspection. The Owner shall pay for the costs of uncovering and replacement if the Work proves to be in conformance with the Contract Documents, or if the defective condition was caused by the Owner or Others. If the uncovered Work proves to be defective, the Contractor shall pay the costs of uncovering and replacement.
3.9.2 If contrary to specific requirements in the Contract Documents or contrary to a specific request from the Owner, a portion of the Work is covered, the Owner, by written request, may require the Contractor to uncover the Work for the Owner’s observation. In this circumstance the Work shall be replaced at the Contractor’s expense and with no adjustment to the Contract Time.
3.9.3 The Contractor is required to correct in a timely fashion any Work rejected by the Owner which fails to comply with the Contract Documents prior to the commencement of the warranty period(s) or during the warranty period(s) established under Paragraph 3.8. The Contractor shall correct at its own cost and time and bear the expense of additional services for any Defective Work for which it is responsible.
3.10 SAFETY OF PERSONS AND PROPERTY
3.10.1 SAFETY PRECAUTIONS AND PROGRAMS The Contractor shall have overall responsibility for safety precautions and programs in the performance of the Work. While the provisions of this Paragraph establish the responsibility for safety between the Owner and Contractor, they do not relieve Subcontractors of their responsibility for the safety of persons or property in the performance for their work, nor for compliance with the provisions of applicable laws and regulations.
3.10.2 The Contractor shall seek to avoid injury, loss or damage to persons or property by taking reasonable steps to protect:
.1 employees and other persons at the site;
.2 materials and equipment stored at on-site or off-site locations for use in performance of the Work; and
.3 the Project and all property located at the site and adjacent to work areas, whether or not said property or structures are part of the Project or involved in the Work.
3.10.3 CONTRACTOR’S SAFETY REPRESENTATIVE The Contractor shall designate an individual at the site in the employ of the Contractor who shall act as the Contractor’s designated safety representative with a duty to prevent accidents. Unless otherwise identified by the Contractor in writing to the Owner, the designated safety representative shall be the Contractor’s project superintendent. The Contractor will report immediately in writing all accidents and injuries occurring at the Worksite to the Owner. When the Contractor is required to file an accident report with a public authority, the Contractor shall furnish a copy of the report to the Owner.
3.10.4 The Contractor shall provide the Owner with copies of all notices required of Contractor by law or regulation. The Contractor’s safety program shall comply with the requirements of governmental and quasi-governmental authorities having jurisdiction.
3.10.5 Damage or loss not insured under property insurance which may arise from the performance of the Work, to the extent of the negligence attributed to such acts or omissions of the Contractor, or anyone for whose acts the Contractor may be liable, shall be promptly remedied by the Contractor. Damage or loss attributable to the acts or omissions of the Owner or Others and not to the Contractor shall be promptly remedied by the Owner.
3.10.6 If the Owner deems any part of the Work or Worksite unsafe, the Owner, without assuming responsibility for the Contractor’s safety program, may require the Contractor to stop performance of the Work or take corrective measures satisfactory to the Owner, or both. If the Contractor does not adopt corrective measures, the Owner may perform them and deduct their cost from the Contract Price. The Contractor agrees to make no claim for damages, for an increase in the Contract Price, or for a change in the Contract Time based on the Contractor’s compliance with the Owner’s reasonable request.
3.11 HAZARDOUS MATERIALS
3.11.1 A Hazardous Material is any substance or material identified now or in the future as hazardous under any federal, state or local law or regulation, or any other substance material which may be considered hazardous or otherwise subject to statutory or regulatory requirement governing handling, disposal and/or clean-up. The Contractor shall not be obligated to commence or continue work until any Hazardous Material discovered at the project site has been removed, rendered or determined to be harmless by the Owner as certified by an independent testing laboratory and approved by the appropriate government agency.
3.11.2 If after the commencement of the Work, Hazardous Material is discovered at the project site, the Contractor shall be entitled to immediately stop Work in the affected area. The Contractor shall report the condition to the Owner and, if required, the government agency with jurisdiction.
3.11.3 The Contractor shall not be required to perform any work relating to or in the area of Hazardous Material without written mutual agreement.
3.11.4 The Owner shall be responsible for retaining an independent testing laboratory to determine the nature of the material

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

encountered and whether it is a Hazardous Material requiring corrective measures and/or remedial action. Such measures shall be the sole responsibility of the Owner, and shall be performed in a manner minimizing any adverse effects upon the work of the Contractor. The Contractor shall resume Work in the area affected by any Hazardous Material only upon written agreement between the parties after the Hazardous Material has been removed or rendered harmless and only after approval, if necessary, of the governmental agency with jurisdiction.
3.11.5 If the Contractor incurs additional costs and/or is delayed due to the presence or remediation of Hazardous Material, the Contractor shall be entitled to an equitable adjustment in the Contract Price and/or the Contract Time.
3.11.6 To the extent not caused by the negligent acts or omissions of the Contractor, its Subcontractors and subsubcontractors, and the agents, officers, directors and employees of each of them, the Owner shall defend, indemnify and hold harmless the Contractor, its Subcontractors and sub- subcontractors, and the agents, officers, directors and employees of each of them, from and against any and all direct claims, damages, losses, costs and expenses, including but not limited to attorney’s fees, costs and expenses incurred in connection with any dispute resolution process, arising out of or relating to the performance of the Work in any area affected by Hazardous Material. To the fullest extent permitted by law, such indemnification shall apply regardless of the fault, negligence, breach of warranty or contract, or strict liability of the Owner.
3.11.7 Material Safety Data (MSD) sheets as required by law and pertaining to materials or substances used or consumed in the performance of the Work, whether obtained by the Contractor, Subcontractors, the Owner or Others, shall be maintained at the Site by the Contractor and made available to the Owner, Subcontractors and Others.
3.11.8 During the Contractor’s performance of the Work, the Contractor shall be responsible for the proper handling of all materials brought to the site by the Contractor. Once the Owner takes possession of the Worksite, the Owner shall be responsible under this Paragraph for materials and substances brought to the site by the Contractor if such materials or substances were required by the Contract Documents.
3.11.9 The terms of this Paragraph shall survive the completion of the Work under this Contract and/or any termination of this Contract.
3.12 EMERGENCIES
3.12.1 The Contractor shall act as it deems appropriate in an emergency situation threatening personal injury or property damage. An equitable adjustment in compensation and/or time may be determined in a Change Document.
3.13 SUBMITTALS
3.13.1 The Contractor shall submit to the Owner for review and approval all shop drawings, samples, product data, and similar submittals required by the Contract Documents. The Contractor shall be responsible to the Owner for the accuracy and conformity of its submittals to the Contract Documents. The Contractor shall prepare and deliver its submittals to the Owner in a manner consistent with the Project Schedule and in such time and sequence so as not to delay the performance of the Work or the work of the Owner and Others. The review and approval of any Contractor submittal shall not be deemed to authorize deviations, substitutions or changes in the requirements of the Contact Documents unless express written approval is obtained from the Owner specifically authorizing such deviation, substitution or change. In the event that the Contract Documents do not contain submittal requirements pertaining to the Work, the Contractor agrees upon request to submit in a timely fashion to the Owner for review and approval by the Owner any shop drawings, samples, product data, manufacturers’ literature or similar submittals as may reasonably be required by the Owner.
3.13.2 The Owner shall be responsible for review and approval of submittals with reasonable promptness to avoid causing delay.
3.13.3 The Contractor shall perform all Work strictly in accordance with approved submittals. Approval of shop drawings is not authorization to Contractor to perform Extra Work or Changed Work, unless the procedures of Article 8 are followed. The Owner’s approval does not relieve the Contractor from responsibility for Defective Work resulting from errors or omissions of any kind on the approved Shop Drawings.
3.13.4 Current record copies incorporating field changes and selections made during construction of the following are to be maintained at the Project site and available to the Owner upon request: drawings, specifications, addenda, Change Document and other modifications, and required submittals including product data, samples and shop drawings.
3.13.5 No substitutions shall be made in the Work unless permitted in the Contract Documents and then only after the Contractor obtains all approvals required under the Contract Documents for substitutions.
3.14 PROFESSIONAL SERVICES The Owner, through its Designer, shall provide all professional services required for the completion of the Work. The Contractor shall not be required to provide professional services which constitute the practice of architecture or engineering unless the Contractor needs to provide such services in order to carry out its responsibilities for construction means and methods. The Contractor shall not be required to provide such services in violation of existing taws, rules and regulations in the jurisdiction where the Project is located.
3.15 SITE CONDITIONS
3.15.1 PRE-BID SITE VISIT The Contractor acknowledges that it has visited, or has had the opportunity to visit, the Project site to visually inspect the general and local conditions which could affect the Work.
3.15.2 POST-CONTRACT FIELD CONDITIONS The Contractor shall compare its field measurements and observations with the Contract Documents and any other information before commencing the Work. The Contractor shall promptly report any recognized errors, inconsistencies or omissions to the Owner. If the Contractor fails to report to the Owner any recognized errors, inconsistencies or omissions, the Contractor shall be liable to the Owner for damages resulting therefrom.
3.15.3 CONCEALED OR UNKNOWN SITE CONDITIONS If the conditions at the site are (a) subsurface or other physical conditions which are materially different from those indicated in the Contract Documents, or (b) unusual or unknown physical conditions which are materially different from conditions ordinarily encountered and generally recognized as inherent in Work provided for in the Contract Documents, then prompt notice shall be given to all affected parties before the conditions are disturbed, but in no event later than seven (7) days after discovery. If appropriate, an equitable adjustment to the Contract Price and Contract Time shall be made by Change Document. If agreement cannot be reached by the parties, the party seeking an adjustment in the Contract Price or

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

Contract Time may assert a Claim in accordance with the Contract Documents.
3.16 PERMITS AND TAXES
3.16.1 Contractor shall give public authorities all notices required by law and, except for permits and fees which are the responsibility of the Owner pursuant to Paragraph 4.4, shall obtain and pay for all necessary permits, licenses and renewals pertaining to the Work. The entire cost of obtaining all necessary notices, permits, licenses and renewals is included in the Contract Price. Contractor will provide to Owner copies of all notices, permits, licenses and renewals required under this Contract.
3.16.2 Contractor shall pay all applicable taxes legally enacted when bids are received or negotiations concluded for the Work provided by the Contractor.
3.16.3 The Contractor shall be compensated for additional costs resulting from laws, ordinances, rules, regulations and taxes enacted after the date of this Agreement.
3.16.4 If in accordance with the Owner’s direction an exemption is claimed for taxes, the Owner agrees to defend, indemnify and hold the Contractor harmless from any liability, penalty, interest, fine, tax assessment, attorneys fees or other expense or cost incurred by the Contractor as a result of any action taken by the Contractor in accordance with the Owner’s direction.
3.17 CUTTING, FITTING AND PATCHING
3.17.1 The Contractor shall ensure the performance of all cutting, fitting and patching required to coordinate the various parts of the Work and to prepare its Work for the work of the Owner or Others by the Contract Documents.
3.17.2 Cutting, patching, or altering the Work or the work of the Owner or Others shall be done with the prior written approval of the Owner and the consent of the Contractor or Others as appropriate. Such consent shall not be unreasonably withheld.
3.18 CLEANING UP
3.18.1 The Contractor shall at all times during its performance of the Work keep the Worksite clean and free from debris resulting from the Work. Prior to discontinuing Work in an area, the Contractor shall clean the area and remove all rubbish and its construction equipment, tools, machinery, waste and surplus materials. Contractor shall make provisions to minimize and confine dust and debris resulting from construction activities.
3.18.2 If the Contractor fails to immediately commence compliance with cleanup duties within forty-eight (48) hours after written notification from the Owner of non-compliance, the Owner may implement appropriate cleanup measures without further notice and the cost thereof shall be deducted from any amounts due or to become due the Contractor.
3.19 ACCESS TO WORK The Contractor shall facilitate the access of the Owner and Others to Work in progress.
3.20 CONFIDENTIALITY Contractor agrees that it will treat as confidential information and not disclose to third persons or use for its own benefit any of Owner’s developments, confidential information, know-how, discoveries, production methods and the like that may be disclosed to Contractor or which Contractor may acquire in connection with the Work.
3.20.1 Any drawings, plans, specifications, analyses, proposals, reports, photographs, models or other information, data or documents proprietary to the Owner but not relating to the Contractor’s means, methods, techniques or processes (whether in raw, preliminary or final form) which are developed by the Contractor while performing Work under this Agreement belong to the Owner and are Owner’s confidential information.
ARTICLE 4
OWNER’S RESPONSIBILITIES
4.1 INFORMATION AND SERVICES Any information or services to be provided by the Owner shall be provided in a timely manner.
4.2 FINANCIAL INFORMATION Prior to commencement of the Work and thereafter at the written request of the Contractor, the Owner shall provide the Contractor with evidence of Project financing. Evidence of such financing shall be a condition precedent to the Contractor’s commencing or continuing the Work. The Contractor shall be notified prior to any material change in Projects financing.
4.3 SITE INFORMATION Except to the extent that the Contractor knows of any inaccuracy, the Contractor is entitled to rely on the following site information to be furnished at the Owner’s expense and with reasonable promptness.
.1 information describing the physical characteristics of the site, including surveys, site evaluations, legal descriptions, data or drawings depicting existing conditions, subsurface and environmental studies, reports and investigations;
.2 structural, mechanical, chemical, air and water pollution tests, tests for hazardous materials, and other laboratory and environmental tests, inspections and reports required by law; and
.3 any other information or services requested in writing by the Contractor which is relevant to the Contractor’s performance of the Work and under the Owner’s control.
The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All information on the survey shall be referenced to a project benchmark.
4.4 BUILDING PERMIT, FEES AND APPROVALS Except for those permits and fees related to the Work which are the responsibility of the Contractor pursuant to Paragraph 3.16, the Owner shall secure and pay for all other permits, approvals, easements, assessments and fees required for the development, construction, use or occupancy of permanent structures or for permanent changes in existing facilities, including the building permit.
4.5 MECHANICS LIEN INFORMATION Within seven (7) days after receiving the Contractor’s written request, the Owner shall provide the Contractor with the information necessary to give notice of or enforce mechanics lien rights and where applicable stop notices. This information shall include the Owner’s interest in the

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

real property on which the Project is located and the record legal title.
4.6 CONTRACT DOCUMENTS Unless otherwise specified, Owner shall provide a reasonable number of the Contract Documents to the Contractor without cost.
4.7 OWNER’S REPRESENTATIVE The Owner’s representative is Tim Smith, Construction Manager for Siouxland Ethanol, LLC.
The representative or the representative’s designee:
.1 shall be fully acquainted with the Project;
.2 agrees to furnish the information and services required of the Owner pursuant to Paragraph 4.3 so as not to delay the Contractor’s Work; and
.3 shall have authority to bind the Owner in all matters requiring the Owner’s approval, authorization or written notice.
If the Owner changes its representative or the representative’s authority as listed above, the Owner shall immediately notify the Contractor in writing.
4.8 STOPPING THE WORK If the Contractor is continually negligent in its performance of the Work in accordance with the Contract Documents or fails to correct Defective Work as required in Paragraph 3.8, the Owner may order the Contractor in writing to stop the Work or any portion of the Work until such negligent performance or failure is rectified. The Owner’s right to stop the Work, however, does not create a responsibility to do so except in an emergency or in the mitigation of damages.
4.9 CUTTING AND PATCHING As described in Subparagraph 3.17.2, the Owner and Others have the same responsibility for cutting, patching, or altering the Work as the Contractor.
4.10 OWNER’S RIGHT TO CLEAN UP In case of a dispute between the Contractor and Others with regard to respective responsibilities for cleaning up at the site, the Owner may implement appropriate cleanup measures and apportionately allocate the cost among those responsible.
ARTICLE 5
SUBCONTRACTS
5.1 SUBCONTRACTORS The Work not performed by the Contractor with its own forces shall be performed by Subcontractors.
5.2 AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK
5.2.1 As soon after the award of the Contract as possible the Contractor shall provide the Owner with a written list of the proposed Subcontractors and significant material suppliers. If the Owner has a reasonable objection to any proposed Subcontractor or material supplier, the Owner shall notify the Contractor in writing. Failure to promptly object shall constitute acceptance.
5.2.2 If the Owner has reasonably and promptly objected as provided in Subparagraph 5.2.1, the Contractor shall not contract with proposed Subcontractor or material supplier, and the Contractor shall propose another acceptable to the Owner. An appropriate Change Document shall reflect any increase or decrease in the Contract Price or Contract Time required by the substitution.
5.3 BINDING OF SUBCONTRACTORS AND MATERIAL SUPPLIERS The Contractor agrees to bind every Subcontractor and material supplier (and require every Subcontractor to so bind its subcontractors and material suppliers) to all the provisions of this Agreement and the Contract Documents as they apply to the Subcontractor’s and material supplier’s portions of the Work.
5.4 LABOR RELATIONS
Contractor shall conduct his operations without any disruptions to other work operations on the project site. Contractor shall be solely responsible for his own labor relations.
5.5 CONTINGENT ASSIGNMENT OF SUBCONTRACTS
5.5.1 If this Agreement is terminated, each subcontract agreement is assigned by the Contractor to the Owner, subject to the prior rights of any surety provided that:
.1 the Contract is terminated by the Owner pursuant to Paragraphs 11.3 or 11.4; and
.2 the Owner accepts such assignment after termination by notifying the Subcontractor and Contractor in writing.
5.5.2 If the Owner accepts such an assignment, and the Work has been suspended for more than thirty (30) consecutive days, the Subcontractor’s compensation shall be equitably adjusted as a result of the suspension.
ARTICLE 6
CONTRACT TIME
6.1 PERFORMANCE OF THE WORK
6.1.1 DATE OF COMMENCEMENT The Date of Commencement is the effective date of this Agreement as first written in Article 2 unless otherwise set forth below:
Contractor shall mobilize the jobsite and commence work by No later than 9/20/06.
6.1.2 TIME Substantial Completion of the Work shall be as follows subject to adjustments provided for in the contract documents. Complete all work by 12/15/06.
6.1.3 Time limits stated in the Contract Documents are of the essence.
6.1.4 Unless instructed by the Owner in writing, the Contractor shall not knowingly commence the Work before the effective date of insurance that is required to be provided by the Contractor or the Owner.
6.2 OWNER’S RIGHT TO DETERMINE THE ORDER OF CONTRACTOR’S ACTIVITIES
6.2.1 Before submitting the first application for payment, the Contractor shall submit to the Owner a progress construction schedule document which will specify the dates on which the Contractor plans to begin and complete various parts of the Work, including dates on which information and approvals are required from the Owner. On the Owner’s written approval of the schedule,

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

the Contractor shall comply with it unless directed by the Owner to do otherwise. The Contractor will update the schedule on a monthly basis or at appropriate intervals as required by the conditions of the Work and the Project.
6.2.2 The Owner may determine the sequence in which the Work is performed, provided it does not unreasonably interfere with the approved project schedule. The Owner may require the Contractor to make reasonable changes in the sequence at any time during the performance of the Work in order to facilitate the performance of work by the Owner or Others. To the extent such changes increase Contractor’s time and costs the Contract Price and Contract Time shall be equitably adjusted including a reasonable overhead and profit resulting from the change in sequence.
6.2.3 The Owner, for any reason, may require the Contractor at any time to perform any portion of the Work on an overtime basis or may require the Contractor not to perform any portion of the Work on an overtime basis. If the Owner requires overtime Work, the overtime portion will be considered Extra Work, provided the Owner exercised its right to accelerate the scheduled completion date or to promote the Owner’s interests. Overtime Work required to enable the Contractor to meet a scheduled completion date or to correct Defective Work is not Extra Work. The Contract Price, the Contract Time or both will be increased or changed under Article 8 for all overtime Work constituting Extra Work. In no event will an increase in the Contract Price be greater than an amount equal to the additional costs incurred by the Contractor as a result of the overtime Work (i.e., the overtime premium portion of the applicable wage rates plus the payroll taxes, insurance, and overhead and profit applicable to the overtime premium portion of the applicable wage rates).
6.3 DELAYS AND EXTENSIONS OF TIME
6.3.1 The Contract Time shall be equitably extended by Change Document if the Contractor is delayed at any time in the commencement or the progress of the Work by any justifiable cause beyond the Contractor’s control including but not limited to any of the following: an act or omission of the Owner or Others; changes ordered in the Work, including multiple changes issued in a short period of time whose cumulative impact may cause delay; labor disputes; fire; hazardous materials; adverse weather conditions not reasonably anticipated; concealed or unknown conditions; or delay authorized by the Owner pending dispute resolution.
6.3.2 In the event delays to the Work are encountered for any reason, the Owner and Contractor agree to undertake reasonable steps to mitigate the effect of such delays. Subject to the provisions of Article 12, if either party is entitled to additional costs as a result of such mitigation, they shall be recoverable.
6.4 DELAY CLAIMS Subject to the provisions of Articles 8 and 12, if the Contractor is entitled to recover additional costs incurred and/or to have an adjustment in the Contract Time as a result of events set forth in Subparagraph 6.3.1, those costs shall be recoverable and an equitable time extension granted. Subject to Paragraph 10.2, to the extent the Contractor causes delay in the completion of the Work, the Owner shall be entitled to recover its additional costs following the procedures established in Article 12.
ARTICLE 7
CONTRACT PRICE
7.1 LUMP SUM As full compensation for performance by the Contractor of this Agreement, the Owner agrees to pay the Contractor the lump sum price of $810,366.00 Eight hundred ten thousand three hundred sixty six dollars and no cents subject to additions and deductions as provided for in this Agreement. The lump sum price is hereinafter referred to as the Contract Price.
7.2 ADJUSTMENTS The Contract Price is subject to increase or decrease solely as provided in Article 8. The Contract Price, including authorized adjustments, is the total amount payable by the Owner to the Contractor for performance of the Work under the Contract Documents.
7.3 ALLOWANCES
7.3.1 All allowances stated in the Contract Documents shall be included in the Contract Price. While the Owner may direct the amounts of and particular suppliers for specific allowance items, if the Contractor reasonably objects to a supplier, it cannot be required to contract with them. The Owner shall select allowance items in a timely manner so as not to delay the Work.
7.3.2 Allowances shall include the costs of materials and equipment delivered to the site less applicable trade discounts and including requisite taxes, unloading and handling at the Project site, and labor and installation. The Contractor’s overhead and profit for the allowances shall be included in the Contract Price, but not in the allowances. The Contract Price shall be adjusted by Change Document to reflect the actual
ARTICLE 8
CHANGES
8.1 CHANGE DOCUMENTS
8.1.1 The Owner, without invalidating the Contract, may order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions, the Contract Price and the Contract Time being adjusted accordingly. All such changes in the Work shall be authorized by applicable Change Document, and shall be performed under the applicable conditions of the Contract Documents. The Owner and Contractor shall negotiate in good faith an appropriate adjustment to the Contract Price and Contract Time and shall conclude these negotiations as expeditiously as possible. Acceptance of the Change Document and any adjustment in the Contract Price or the Contract Time shall not be unreasonably withheld.
8.1.2 A Change Document is a written order signed by the Owner and the Contractor after execution of this Agreement, indicating changes in the Work and substitutions proposed by the Contractor and accepted by the Owner within the general scope of the Agreement. All such changes in the Work shall be performed under the applicable conditions of the Contract Documents. The Contract Price and the Contract Time may be modified only by Change Document. A Change Document signed by the Contractor indicates agreement therewith, including the adjustment in the Contract Price or the Contract Time.
8.2 COST OR CREDIT DETERMINATION
8.2.1 The cost or credit to the Owner resulting from a change in the Work shall be determined in one or more of the following ways:
.1 by mutual acceptance of an itemized lump sum;
.2 by unit prices as indicated in the Contract Documents or as subsequently agreed to by the parties;
.3 by costs determined in a manner acceptable to the

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

     parties and a mutually acceptable fixed or percentage fee; or
     .4 by the method provided below.
If none of the methods set forth above is agreed upon, or if the proposed work must be expedited, the Contractor, provided it receives from the Owner a written order to proceed with a representation that a Change Document will be promptly signed by the Owner, shall promptly proceed with the Work involved. Absent an agreement to one of the above methods, the cost of such Work shall then be determined on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase in the Contract Price, a reasonable allowance for overhead and profit. The Contractor shall keep and present, in such form as the Owner may prescribe, an itemized accounting together with appropriate supporting data for inclusion in a Change Document. Unless otherwise provided in the Contract Documents, costs shall be limited to the following: cost of materials, supplies and equipment, including sales tax and cost of delivery; costs of labor, including employee benefits, social security, retirement, unemployment, and workers compensation insurance required by law, agreement or under Contractor’s standard personnel policy; bond and insurance premiums; rental value of equipment and machinery; costs of field office personnel and supervision; and fees and taxes related to the change. Pending final determination of cost to the Owner, interim Change Documents shall be issued each month for costs incurred in the past month. Payments on account for such costs shall be made on the Certificate of Payment, and the Contract Price shall be increased accordingly.
8.2.2 Adjustments shall be based on net change in Contractor’s reasonable cost of performing the changed Work plus, in the case of a net increase in cost, an agreed upon Fee not to exceed Ten percent (10%). For purposes of determining such adjustment, the allowable cost of equipment rental for any Extra Work, if a lump sum is not agreed on, shall be subject to guidelines established by the Owner and set forth in Paragraph 13.9.
8.3 UNIT PRICES If unit prices are indicated in the Contract Documents or are subsequently agreed to by the parties, but the character or quantity of such unit items as originally contemplated is so different in a proposed Change Document that the original unit prices will cause substantial inequity to the Owner or the Contractor, such unit prices shall be equitably adjusted.
8.4 PERFORMANCE OF CHANGED WORK The Contractor shall not be obligated to perform Changed Work until a Change Document has been executed by the Owner and Contractor.
ARTICLE 9
(a) PAYMENT
9.1 SCHEDULE OF VALUES
9.1.1 Within twenty-one (21) calendar days from the date of execution of this Agreement, the Contractor shall prepare and submit to the Owner a Schedule of Values apportioned to the various divisions or phases of the Work. Each line item contained in the Schedule of Values shall be assigned a monetary price such that the total of alt such items shall equal the Contract Price.
9.2 PROGRESS PAYMENTS
9.2.1 APPLICATIONS The Contractor shall submit to the Owner a Monthly application for payment no later than: the 25th day of the month Subcontractor’s applications for payment shall be itemized and supported by the Contractor’s Schedule of Values and any other substantiating data as required by this Agreement. Payment applications may include payment requests on account of properly authorized interim Change Documents. The Owner shall pay the amount otherwise due on any payment application, less any amounts as set forth below, no later than twenty (20) calendar days after the Contractor has submitted a complete and accurate payment application. The Owner may deduct, from any progress payment, such amounts as may be retained pursuant to Subparagraph 9.2.4 below.
9.2.2 STORED MATERIALS AND EQUIPMENT If approved by the Owner, applications for payment may include materials and equipment not incorporated into the Work but delivered to and suitably stored on-site, or off-site and applicable insurance, storage and transportation costs to the site. Approval of payment applications for stored materials and equipment shall be conditioned on submission by the Contractor of bills of sale and proof of applicable insurance, or such other procedures satisfactory to the Owner to establish the proper valuation of the stored materials and equipment, the Owner’s title to such materials and equipment, and to otherwise protect the Owner’s interests therein, including transportation to the site
9.2.3 PARTIAL LIEN WAIVERS AND AFFIDAVITS As a prerequisite for payment, the Contractor shall provide, if requested by the Owner, partial lien and claim waivers in the amount of the application for payment and affidavits from its subcontractors, materialmen and suppliers for the completed Work. Such waivers may be conditional upon payment. In no event shall the Contractor be required to sign an unconditional waiver of lien or claim, either partial or final, prior to receiving payment or in an amount in excess of what it has been paid.
9.2.4 RETAINAGE From each progress payment made prior to the time Substantial Completion of the Work has been reached, the Owner shall retain ten percent (10%), of the amount otherwise due after deduction of any amounts as provided in Paragraph 9.3 of this Agreement.
.1 at the time the Work is fifty percent (50%) complete and thereafter, the Owner shall withhold no more retainage and pay the Contractor the full amount of what is due on account of progress payments;
.2 once each early finishing trade contractor has completed its work and that work has been accepted by the Owner, the Owner may release final retention on such Work;
.3 the Owner may, in its sole discretion, reduce the amount to be retained at any time.
9.3 ADJUSTMENT OF CONTRACTOR’S PAYMENT APPLICATION The Owner may adjust or reject a Contractor payment application or nullify a previously approved Contractor payment application, in whole or in part, as may reasonably be necessary to protect the Owner from loss or damage based upon the following, to the extent that the Contractor is responsible therefor under this Agreement:
.1 the Contractor’s repeated failure to perform the Work as required by the Contract Documents;
.2 loss or damage arising out of or relating to this Agreement and caused by Contractor to the Owner, or others to whom the Owner may be liable;
.3 the Contractor’s failure to properly pay Subcontractors for labor, materials, equipment or supplies

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
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     furnished in connection with the Work;
     .4 nonconforming or Defective Work not corrected in a timely fashion;
     .5 reasonable evidence of delay in performance of the Work such that the Work will not be completed within the Contract Time, and that the unpaid balance of the Contract Price is not sufficient to offset any direct damages that may be sustained by the Owner as a result of the anticipated delay caused by the Contractor; and
     .6 reasonable evidence demonstrating that the unpaid balance of the Contract Price is insufficient to fund the cost to complete the Work.
The Owner shall give written notice to the Contractor at the time of disapproving or nullifying an application for payment of the specific reasons therefor. When the above reasons for disapproving or nullifying an application for payment are removed, payment will be made for the amounts previously withheld.
9.4 RESPONSIBILITY FOR LIENS If Owner has made payments in the time required by this Article 9, the Contractor shall , within thirty (30) days after filing, cause the removal of any liens filed against the premises or public improvement fund by any party or parties performing labor or services or supplying materials in connection with the Work. If the Contractor fails to take such action on a lien, the Owner may cause the lien to be removed at the Contractor’s expense, including bond costs and reasonable attorney’s fees. This Paragraph shall not apply if there is a dispute pursuant to Article 12 relating to the subject matter of the lien.disapproving or nullifying an application for payment of the specific reasons therefor. When the above reasons for disapproving or nullifying an application for payment are removed, payment will be made for the amounts previously withheld.
9.5 ACCEPTANCE OF WORK Neither the Owner’s payment of progress payments nor its partial or full use or occupancy of the Project constitutes acceptance of Work not complying with the Contract Documents.
9.6 PAYMENT DELAY If for any reason not the fault of the Contractor, the Contractor does not receive a progress payment from the Owner within seven (7) calendar days after the time such payment is due, as defined in Subparagraph 9.2.1, then the Contractor, upon giving seven (7) calendar days’ written notice to the Owner, and without prejudice to and in addition to any other legal remedies, may stop Work until payment of the full amount owing to the Contractor has been received. The Contract Price and Contract Time shall be equitably adjusted by a Change Document if reasonable cost and delay resulting from shutdown, delay and start-up are incurred by the Contractor.
9.7 SUBSTANTIAL COMPLETION
9.7.1 The Contractor shall notify the Owner when it considers the Substantial Completion of the Work or a portion thereof to have been achieved. The Owner shall promptly conduct an inspection to determine whether the Work or designated portion thereof can be occupied or utilized for its intended use by the Owner without excessive interference by the Contractor in completing any remaining unfinished Work. If the Owner determines that the Work or designated portion thereof has not reached Substantial Completion, the Owner shall promptly compile a list of items to be completed or corrected so the Owner may occupy or utilize the Work or designated portion thereof for its intended use. The Contractor shall promptly complete all items on the list.
9.7.2 When Substantial Completion of the Work or a designated portion thereof is achieved, the Contractor shall prepare a Certificate of Substantial Completion which shall establish the date of Substantial Completion, recommending the respective responsibilities of the Owner and Contractor for interim items such as security, maintenance, utilities, insurance, and damage to the Work, and fixing the time for completion of all items on the list accompanying the Certificate. The Certificate of Substantial Completion shall be submitted by the Contractor to the Owner for written acceptance of responsibilities assigned in the Certificate.
9.7.3 Unless otherwise provided in the Certificate of Substantial Completion, warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work or a designated portion.
9.7.4 Upon acceptance by the Owner of the Certificate of Substantial Completion, the Owner shall pay to the Contractor the remaining retainage held by the Owner for the Work described in the Certificate of Substantial Completion less a sum equal to two hundred percent (200%) of the estimated cost of completing or correcting remaining items on that part of the Work, as agreed to by the Owner and Contractor as necessary to achieve final completion.
9.8 PARTIAL OCCUPANCY OR USE
9.8.1 The Owner may occupy or use completed or partially completed portions of the Work when (a) the portion of the Work is designated in a Certificate of Substantial Completion, (b) appropriate insurer(s) consent to the occupancy or use, and (c) appropriate public authorities authorize the occupancy or use. Such partial occupancy or use shall constitute Substantial Completion of that portion of the Work. The Contractor shall not unreasonably withhold consent to partial occupancy or use. Owner shall not unreasonably refuse to accept partial occupancy.
9.9 FINAL PAYMENT
9.9.1 Upon notification from the Contractor that the Work is complete and ready for final inspection and acceptance the Owner will promptly conduct an inspection to determine if the Work has been completed and is acceptable under the Contract Documents. Uncompleted items shall be completed by the Contractor in a mutually agreed time frame. The Owner shall pay the Contractor monthly the amount retained for unfinished items as each item is completed.
9.9.2 When final completion has been achieved, the Contractor shall prepare for the Owner’s acceptance a final application for payment staling that to the best of the Contractor’s knowledge, and based on the Owner’s inspections, the Work has reached final completion in accordance with the terms and conditions of the Contract Documents.
9.9.3 Final payment of the balance of the Contract Price shall be made to the Contractor within twenty (20) days after the Contractor has submitted a complete and accurate application for final payment.
9.9.4 Final payment and any retained amounts shall be due on the Contractor’s submission of the following to the Owner:
.1 an affidavit declaring any indebtedness connected with the Work, e.g. payrolls or invoices for materials or equipment, to have been paid, satisfied or to be paid with the proceeds of final payment, so as not to encumber the Owner’s property;
.2 as-built drawings, manuals, copies of warranties and all other close out documents required by the Contract Documents;
.3 release of any liens, conditioned on final payment being received;
.4 consent of any surety; and

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
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.5 a report of any accidents or injuries experienced by the Contractor or its Subcontractors at the Worksite.
9.9.5 If after Substantial Completion of the Work, the final completion of a portion of the Work is materially delayed through no fault of the Contractor, the Owner shall pay the balance due for portion(s) of the Work fully completed and accepted. If the remaining contract balance for Work not fully completed and accepted is less than the retained amount prior to payment, the Contractor shall submit to the Owner the written consent of any surety to payment of the balance due for portions of the Work that are fully completed and accepted. Such payment shall not constitute a waiver of claims, but otherwise shall be governed by these final payment provisions.
9.9.6 Final payment shall constitute a waiver of Claims by the Owner except those arising from:
.1 unsettled liens, claims, security interests or encumbrances arising out of the contract;
.2 failure of the Work to comply with the requirements of the Contract Documents;
.3 terms of warranties required by the Contract Documents; or
.4 latent defects.
9.9.7 ACCEPTANCE OF FINAL PAYMENT Unless the Contractor, Subcontractor or material supplier provides written identification of unsettled claims with an application for final payment, their acceptance of final payment constitutes a waiver of such claims.
9.10 LATE PAYMENT Payments due pursuant to Subparagraph 9.2.1, less any amount retained pursuant to Subparagraphs 9.2.4 and 9.7.4, and Paragraph 9.9 may bear interest from the date payment is due at the prime rate prevailing at the place of the Project.
ARTICLE 10
INDEMNITY, INSURANCE AND WAIVERS
10.1 INDEMNITY
10.1.1 To the fullest extent permitted by law, the Contractor shall defend, indemnify and hold the Owner and Others harmless from all claims for bodily injury and property damage, other than to the Work itself and other property insured under Paragraph 10.3.4, that may arise from the performance of the Work to the extent of the negligence attributed to such acts or omissions by the Contractor, Subcontractors or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable. The Contractor shall not be required to defend, indemnify or hold harmless the Owner or Others for any acts, omissions or negligence of the Owner or Others.
10.1.2 The Owner shall cause any other contractor who may have a contract with the Owner to perform work in the areas where Work will be performed under this Agreement to agree to indemnify the Contractor, Subcontractors or anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable and hold them harmless from all claims for bodily injury and property damage, other than property insured under Paragraph 10.3.4, that may arise from that contractor’s operations. Such provisions shall be in a form satisfactory to the Contractor.
10.2 MUTUAL WAIVER OF CONSEQUENTIAL DAMAGES The Contractor and Owner waive all claims against each other for all consequential damages arising out of or relating to this Contract. This mutual waiver includes:
.1 damages incurred by the Owner for rental expenses for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and
.2 damages incurred by the Contractor for principal office expenses including the compensation of personnel stationed there, for losses of financing, business and reputation, and for loss of profit other than anticipated profits arising directly from this Project
This mutual waiver is applicable, without limitation, to ail consequential damages due to either party’s termination in accordance with Article 11. Nothing contained in this Subparagraph shall be deemed to preclude an award of liquidated direct damages, if applicable in accordance with the requirements of the Contract Documents.
10.3 INSURANCE
10.3.1 Prior to the start of Work, the Contractor shall procure and maintain in force Workers’ Compensation Insurance, Employer’s Liability Insurance, Business Automobile Liability Insurance, and Commercial General Liability Insurance (CGL). The CGL policy shall include coverage for liability arising from premises, operations, independent contractors, products- completed operations, personal injury and advertising injury, contractual liability, and broad form property damage. The CGL will also name the Owner as an additional insured for liability arising out of the Contractor’s Work.
The Contractor’s Employer’s Liability, Business Auto Liability, and Commercial General Liability policies, as required in this Subparagraph 10.3.1, shall be written with limits of liability not less than the following:

Employer’s Liability	$1,000,000.00

Bodily Injury by Accident

$1,000,000 – Policy Limit.

Bodily Injury by Disease

Business Auto Liability	$1,000,000.00

Each Accident

Commercial General Liability	$1,000,000.00

Each Occurrence

$2,000,000.00

General Aggregate

$2,000,000.00

Products/Completed
Operations Aggregate

$1,000,000.00

Personal and Advertising Injury Limit

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
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1997, The Associated General Contractors of America

10.3.2 Employer’s Liability, Business Auto Liability and Commercial General Liability coverages required under Subparagraph 10.3.1 may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by Excess and/or Umbrella Liability policies.
10.3.3 The Contractor shall maintain in effect all insurance coverage required under Subparagraph 10.3.1 at the Contractor’s sole expense with insurance companies lawfully authorized to do business in the jurisdiction in which the Project is located. If the Contractor fails to obtain or maintain any insurance coverage required under this Agreement, the Owner may purchase such coverage and charge the expense thereof to the Contractor, or terminate this Contract.
The policies of insurance required under Subparagraph 10.3.1 shall contain a provision that the coverages afforded under the policies will not be cancelled or allowed to expire until at least thirty days prior written notice has been given to the Owner. The Contractor shall maintain completed operations liability insurance for one year after acceptance of the Work, substantial completion of the Project, or to the time required by the Contract Documents, whichever is longer. The Contractor shall furnish the Owner evidence of such insurance at the time of completion of the Work.
Prior to commencement of the Work, Contractor and Owner will furnish each other with reasonably acceptable certificate or certificates of insurance.
10.3.4 The Owner shall be solely responsible for all risk of physical loss or damage to the entire Project including portions of the Work stored off-site, Work in transit, scaffolding, falsework, temporary buildings located at the Project, and tenant improvements. Before the start of Work, the Owner shall obtain and maintain property insurance upon the entire Project for the full cost of replacement at the time of loss. This insurance shall list as named insureds the Owner, Contractor, Subcontractors and Subsubcontractors. This insurance shall be written as a Builder’s Risk, “all risk” or equivalent form to cover all risks or physical loss except those specifically excluded by the policy, and shall insure at least against the perils of fire, lightning, explosion, windstorm, and hail, smoke, aircraft (except aircraft, including helicopter, operated by or on behalf of Contractor) and vehicles, riot and civil commotion, theft, vandalism, malicious mischief, debris removal, flood, earthquake, earth movement, water damage, wind, testing if applicable, collapse however caused, and damage resulting from defective design, workmanship or material. The Owner shall be solely responsible for any deductible amounts or coinsurance penalties.
This insurance shall remain in effect until final payment has been made or until no person or entity other than the Owner has an insurable interest in the property to be covered by this insurance, whichever is sooner. Partial occupancy or use of the Work shall not commence until the Owner has secured the consent of the insurance company or companies providing the coverage required in this Subparagraph 10.3.4.
Upon written request of the Contractor, the Owner will provide a copy of the property policy or policies obtained in compliance with this Subparagraph 10.3.4.
10.3.5 If the Owner does not intend to purchase the property insurance required by this Agreement including all of the coverages and deductibles described herein, the Owner shall give written notice to the Contractor before the Work is commenced. The Contractor may then provide insurance to protect its interests and the interests of the Subcontractors and Subsubcontractors in the Work including the coverage of deductibles. The cost of this insurance shall be charged to the Owner in a Change Document. The Owner shall be responsible for all of Contractor’s costs reasonably attributed to the Owner’s failure or neglect in purchasing or maintaining the coverage described above.
10.3.6 Owner and Contractor waive all rights against each other and their perspective employees, agents, contractors, subcontractors and subsubcontractors for damages caused by risks covered by the property insurance in Subparagraph 10.3.4, except such rights as they may have to the proceeds of such insurance and such rights the Contractor may have for the failure of the Owner to obtain and maintain property insurance in compliance with Subparagraph 10.3.4. To the extent of the limits of Contractor’s Commercial General Liability Insurance specified in Subparagraph 10.3.1 or two million dollars ($ 2,000,000 ) whichever is more, the Contractor shall indemnify and hold harmless the Owner against any and all liability, claims, demands, damages, losses and expenses, including attorney’s fees, in connection with or arising out of any damage or alleged damage to any of Owner’s existing adjacent property that may arise from the performance of the anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable.
10.3.7 BUSINESS INCOME INSURANCE The Owner, at the Owner’s option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner’s property due to fire or other hazards, however caused. The Owner waives all rights of action against the Contractor for loss of use of the Owner’s property, including consequential losses due to fire or other hazards however caused.
10.3.8 OWNER’S LIABILITY The Owner shall obtain and maintain its own liability insurance for protection against claims arising out of the performance of this Agreement, including without limitation, loss of use and claims, losses and expenses arising out of the Owner’s errors or omissions.
10.4 ROYALTIES, PATENTS AND COPYRIGHTS The Contractor shall pay all royalties and license fees which may be due on the inclusion of any patented or copyrighted materials, methods or systems selected by the Contractor and incorporated in the Work. The Contractor shall defend, indemnify and hold the Owner harmless from all suits or claims for infringement of any patent rights or copyrights arising out of such selection. The Owner agrees to defend, indemnify and hold the Contractor harmless from any suits or claims of infringement of any patent rights arising out of any patented materials, methods or systems specified by the Owner.
ARTICLE 11
TERMINATION OF THE AGREEMENT,
SUSPENSION AND NOTICE TO CURE
11.1 SUSPENSION BY OWNER FOR CONVENIENCE
11.1.1 OWNER SUSPENSION Should the Owner order the Contractor in writing to suspend, delay, or interrupt the performance of this Agreement or any part which affects the Work for such period of time as may be determined to be appropriate for the convenience of the Owner and not due to any act or omission of the Contractor or any other person or entity for whose acts or omissions the Contractor may be liable, then the Contractor shall immediately suspend, delay or interrupt that portion of the Work as ordered by the Owner.
11.1.1.1 ADJUSTMENTS The Contract Price and the Contract Time shall be equitably adjusted for the cost and delay resulting from any such suspension, including any increases in the cost of materials, equipment, construction equipment, labor and a reasonable overhead and profit on such increase.

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

11.1.2 Any action taken by the Owner which is permitted by any other provision of the Contract Documents and which results in a suspension of part or all of the Work, does not constitute a suspension of Work under this Article.
11.2 NOTICE TO CURE If the Contractor refuses or fails to supply enough properly skilled workers, proper materials, and/or equipment, to maintain the approved project schedule in accordance with Article 6, or it fails to make prompt payment to its workers, subcontractors or suppliers, disregards laws, ordinances, rules, regulations or orders of any public authority having jurisdiction, or is otherwise guilty of a material breach of a provision of this Agreement the Contractor may be deemed in default of this Agreement. If the Contractor fails within seven (7) working days after written notification to commence and continue satisfactory correction of such default, with diligence and promptness, then the Owner without prejudice to any other rights or remedies may:
.1 supply such number of workers and quantity of materials, equipment and other facilities as the Owner deems necessary for the satisfactory correction of such default, which the Contractor has failed to complete or perform after the aforesaid notice, and charge the cost thereof to the Contractor, who shall be liable for the payment of same including reasonable overhead, profit and attorneys’ fees;
.2 contract with one or more additional trade contractors, to perform such part of the Work as the Owner shall determine will provide the most expeditious correction of the default and charge the cost thereof to the Contractor;
.3 withhold payment of moneys due the Contractor in accordance with Paragraph 9.3 of this Agreement; and
.4 in the event of an emergency affecting the safety of persons or property, the Owner may immediately commence and continue satisfactory correction of such default per (.1) or (.2) above, without first giving written notice to the Contractor, but shall then give prompt written notice of such action to the Contractor.
11.3 OWNER’S RIGHT TO TERMINATE FOR CAUSE
11.3.1 TERMINATION BY OWNER FOR CAUSE If the Contractor fails to commence and satisfactorily continue correction of a default within seven (7) working days after the written notification issued under Paragraph 11.2, or provide the Owner with written verification of positive action that is in process, then the Owner may, in lieu of or in addition to the remedies set forth in Paragraph 11.2, issue a second written notification to the Contractor. Such notice shall state that if the Contractor fails to commence and continue correction of the default within fourteen (14) working days of the second written notification, this Agreement may be terminated. The Owner also may furnish materials, equipment, appliances or tools and employ such workers or trade contractors as the Owner deems necessary to maintain the orderly progress of the Work. A written notice of termination shall be issued by the Owner to the Contractor at the time this Agreement is terminated.
All costs incurred by the Owner in performing the Work, including attorney’s fees, shall be deducted from any moneys due or to become due the Contractor under this Agreement. The Contractor shall be liable for the payment of any amount by which such expense may exceed the unpaid balance of the Contract Price. If the unpaid balance of the Contract Price for Work performed in accordance with this Agreement exceeds the expense of finishing the Work, Contractor shall be paid for Work performed in accordance with the Contract Documents up to the amount that the unpaid contract balance exceeds the expense of finishing the Work.
Upon request of the Contractor the Owner shall furnish to the Contractor a detailed accounting of the costs incurred by the Owner in finishing the Work.
11.3.2 USE OF CONTRACTOR’S EQUIPMENT If the Owner performs work under this Paragraph 11.3, or subcontracts such work to be so performed, the Owner shall have the right to take and use any materials, implements, equipment, appliances or tools furnished by, belonging or delivered to the Contractor and located at the Project for the purpose of completing any remaining Work. Immediately upon completion of the Work, any remaining materials, implements, equipment, appliances or tools not consumed or incorporated in performance of the Work, and furnished by, belonging to, or delivered to the Project by or on behalf of the Contractor, shall be returned to the Contractor in substantially the same condition as when they were taken, reasonable wear and tear excepted.
11.3.3 If the Contractor files a petition under the Bankruptcy Code, this Agreement shall terminate if the Contractor or the Contractor’s trustee rejects the Agreement or, if there has been a default, the Contractor is unable to give adequate assurance that the Contractor will perform as required by this Agreement or otherwise is unable to comply with the requirements for assuming this Agreement under the applicable provisions of the Bankruptcy Code.
11.4 TERMINATION BY OWNER FOR CONVENIENCE Upon written notice to the Contractor, the Owner may, without cause, terminate this Agreement with the Contractor. The Contractor shall immediately stop the Work, follow the Owner’s instructions regarding shutdown and termination procedures, and strive to mitigate all costs.
11.4.1 ADJUSTMENTS If the Work is so terminated, the Contractor may recover from the Owner payment for all Work performed in accordance with this Agreement, all costs from the termination, plus a reasonable profit.
11.4.2 If the Owner terminates this Contract pursuant to Paragraphs 11.3 or 11.4, the Contractor shall:
.1 execute and deliver to the Owner alt papers and take all action required to assign, transfer and vest in the Owner the rights of the Contractor to all Materials and Supplies for which payment has or will be made in accordance with the Contract Documents and alt subcontracts, orders and commitments which have been made in accordance with the Contract Documents;
.2 exert every effort to reduce to a minimum the Owner’s liability for subcontracts, orders and commitments which have not been fulfilled at the time of the termination;
.3 cancel any subcontracts, orders and commitments as the Owner directs; and
.4 sell at prices approved by the Owner any Materials and Supplies as the Owner directs with all proceeds paid or credited to the Owner as Owner directs.
11.5 CONTRACTOR’S RIGHT TO TERMINATE
11.5.1 Upon seven (7) days’ written notice to the Owner, the Contractor may terminate this Agreement if the Work has been stopped for a thirty (30) day period through no fault of the Contractor for any of the following reasons:

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

.1 under court order or order of other governmental authorities having jurisdiction;
.2 as a result of the declaration of a national emergency or other governmental act during which, through no act or fault of the Contractor, materials are not available; or
.3 suspension by Owner for convenience pursuant to Paragraph 11.1.
11.5.2 The Contractor may terminate the Agreement for any of the following reasons:
.1 if the Owner fails to furnish reasonable evidence that sufficient funds are available and committed for the entire cost of the Project in accordance with Paragraph 4.2 of this Agreement, or
.2 if the Owner assigns this Agreement over the Contractor’s reasonable objection,
.3 if the Owner fails to pay the Contractor in accordance with this Agreement and the Contractor has complied with Paragraph 9.6,
.4 if the Owner otherwise materially breaches this Agreement.
11.5.3 Upon termination by the Contractor in accordance with Paragraph 11.5, the Contractor shall be entitled to recover from the Owner payment for all Work executed and for any proven loss, cost or expense in connection with the Work, plus all demobilization costs and reasonable damages plus a reasonable profit.
11.6 OBLIGATIONS ARISING BEFORE TERMINATION Even after termination pursuant to Article 11, the provisions of this Agreement still apply to any Work performed, payments made, events occurring, costs charged or incurred or obligations arising before the termination date.
ARTICLE 12
DISPUTE RESOLUTION
12.1 WORK CONTINUANCE AND PAYMENT Unless otherwise agreed in writing, the Contractor shall continue the Work and maintain the approved schedules during any dispute resolution proceedings. If the Contractor continues to perform, the Owner shall continue to make payments in accordance with the Agreement.
12.2 INITIAL DISPUTE RESOLUTION If a dispute arises out of or relates to this Agreement or its breach, the parties shall endeavor to settle the dispute first through direct discussions. If the dispute cannot be settled through direct discussions, the parties shall endeavor to settle the dispute by mediation under the Construction Industry Mediation Rules of the American Arbitration Association before recourse to the dispute resolution procedures contained in this Agreement. Once one party files a request for mediation with the other contracting party and with the American Arbitration Association, the parties agree to conclude such mediation within sixty (60) days of filing of the request. Either party may terminate the mediation at any time after the first session, but the decision to terminate must be delivered in person by the party’s representative to the other party’s representative and the mediator.
12.3 EXHIBIT NO. 1 If the dispute cannot be settled by mediation within sixty (60) days, the parties shall submit the dispute to any dispute resolution process set forth in Exhibit No. 1 to this Agreement.
12.4 MULTIPARTY PROCEEDING The parties agree that all parties necessary to resolve a claim shall be parties to the same dispute resolution proceeding. Appropriate provisions shall be included in all other contracts relating to the Work to provide for the consolidation of such dispute resolution procedures.
12.5 COST OF DISPUTE RESOLUTION The prevailing party in any dispute arising out of or relating to this Agreement or its breach that is resolved by the dispute resolution process set forth in Exhibit No. 1 to this Agreement shall be entitled to recover from the other party reasonable attorneys fees, costs and expenses incurred by the prevailing party in connection with such dispute resolution process.
12.6 LIEN RIGHTS Nothing in this Article shall limit any rights or remedies not expressly waived by the Contractor which the Contractor may have under lien laws.
ARTICLE 13
MISCELLANEOUS PROVISIONS
13.1 ASSIGNMENT Neither the Owner nor the Contractor shall assign their interest in this Agreement without the written consent of the other except as to the assignment of proceed. The Owner and Contractor respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents. Neither party to this Agreement shall assign the Contract as a whole without written consent of the other except that the Owner may assign the Contract to a wholly owned subsidiary of Owner when Owner has fully indemnified Contractor or to an institutional lender providing construction financing for the Project as long as the assignment is no less favorable to the Contractor than this Agreement. The Contractor shall execute all consents reasonably required to facilitate such assignment. In such event, the wholly owned subsidiary or lender shall assume the Owner’s rights and obligations under the Contract Documents. However, if the Contractor has a reasonable objection to such assignment, it shall have the right to terminate this Agreement as provided in Subparagraph 11.5.2.2. If either party attempts to make such an assignment, that party shall nevertheless remain legally responsible for all obligations under the Contract, unless otherwise agreed by the other party.
13.2 GOVERNING LAW This Agreement shall be governed by the law in effect at the location of the Project.
13.3 SEVERABILITY The partial or complete invalidity of any one or more provisions of this Agreement shall not affect the validity or continuing force and effect of any other provision.
13.4 NO WAIVER OF PERFORMANCE The failure of either party to insist, in any one or more instances, on the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any of its rights, shall not be construed as a waiver or relinquishment of such term, covenant, condition or right with respect to further performance.
13.5 TITLES AND GROUPINGS The title given to the Articles of this Agreement are for ease of reference only and shall not be relied upon or cited for any other purpose. The grouping of the articles in this Agreement and of the Owner’s specifications under the various headings is solely for the purpose of convenient organization and in no event will the grouping of provisions, the use of paragraphs or the use of headings be construed to limit or alter the meaning of any provisions.
13.6 JOINT DRAFTING The parties hereto expressly agree that

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

this Agreement was jointly drafted, and that they both had opportunity to negotiate its terms and to obtain the assistance of counsel in reviewing its terms prior to execution. Therefore, this Agreement shall be construed neither against nor in favor of either party, but shall be construed in a neutral manner.
13.7 RIGHTS AND REMEDIES The parties’ rights, liabilities, responsibilities and remedies with respect to this Agreement, whether in contract, tort, negligence or otherwise shall be exclusively those expressly set forth in this Agreement.
13.7.1 The parties agree to look solely to each other with respect to the performance of this Agreement. This Agreement and each and every provision hereof is for the exclusive benefit of Owner and Contractor and not for the benefit of any third party, and no third party shall be entitled to rely upon or enforce the terms of this Agreement, or to be a third party beneficiary thereof, except to the extent expressly provided in this Agreement.
13.8 PRECEDENCE If any provision of this Agreement conflicts with or is inconsistent with any other provision of other Contract Documents, the provision of this Agreement governs, unless the other provision specifically refers to the provision it supersedes and replaces in this Agreement.
13.9 OTHER PROVISIONS
ARTICLE 14
CONTRACT DOCUMENTS
14.1 The Contract Documents in existence at the time of execution of this Agreement are as follows:
.1 Fagen Engineering Drawings Sheet Numbers 212 through 223, Sheet Numbers 228 and 229
.2 Fagen Engineering Drawings:
     Dwg # 616- Natural Gas Plan
     Dwg # 634- Methane Gas Line
.3 Fagen Engineering Site Civil Package Specification Manual
.4 Fagen Engineering Specification 15050
.5 SLE Revised Bid Form
.6 SLE Instructions to Bidders
.7 SLE Bid Addendum #1 Dated 8/25/06
.8 Fagen Inc. Safety and Health Handbook
14.2 INTERPRETATION OF CONTRACT DOCUMENTS
14.2.1 The Owner’s drawings and specifications are complementary. If Work is shown only on one but not on the other, the Contractor shall perform the Work as though fully described on both consistent with the Contract Documents and reasonably inferable from them as being necessary to produce the indicated results.
14.2.2 In case of conflicts between the Owner’s drawings and specifications, the specifications govern. In any case of omissions or errors in figures, drawings or specifications, the Contractor shall immediately submit the matter to the Owner for clarification. The Owner’s clarifications are final and binding on all parties subject to an equitable adjustment in Contract Time or Price pursuant to Article 8.
14.2.3 Where figures or memoranda are given, they will be preferred to scale dimensions.
14.2.4 Any terms which have well-known technical or trade meanings, unless otherwise specifically defined in the Contract Documents, will be interpreted in accordance with their well-known meanings.

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

This Agreement is entered into as of the date entered in Article 1.

OWNER: Siouxland Ethanol, LLC
ATTEST:	BY:

PRINT NAME: Tom Lynch
PRINT TITLE: President of the Board
ATTEST:	CONTRACTOR:

BY:

PRINT NAME:

PRINT TITLE:

(i) Exhibit No.l, dated                                         ,

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America

STANDARD FORM OF AGREEMENT AND GENERAL
CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
DISPUTE RESOLUTION MENU
Pursuant to Subparagraph 12.3, if neither direct discussions nor mediation successfully resolve the Claim, the parties agree the following shall be used to resolve the Claim.
(Check the appropriate selection(s). These procedures can be used singularly, or progressively as agreed to by the parties.)

☐	Dispute Review Board The Dispute Review Board is composed of one member selected by the Owner, one selected by the Contractor, and a third member selected by the two Owner and Contractor selected members. This Board shall be selected by the time construction commences, shall meet periodically, and shall make advisory decisions which may be introduced into evidence at any subsequent dispute resolution process. If a Dispute Review Board is selected, it is understood its review will precede mediation.

☐	Advisory Arbitration Advisory Arbitration shall be pursuant to the Construction Industry Rules of the American Arbitration Association.

☐	Mini Trial Each party, in the presence of top management, shall submit its position to a mutually selected individual who shall make a non-binding recommendation to the parties. Such advisory decision may be introduced into evidence at any subsequent dispute resolution process.

☑	Binding Arbitration Binding Arbitration shall be pursuant to the Construction Industry Rules of the American Arbitration Association unless the parties mutually agree otherwise. A written demand for arbitration shall be filed with the American Arbitration Association and the other party to the Agreement within a reasonable time after the dispute or claim has arisen, but in no event after the applicable statute of limitations for a legal or equitable proceeding would have run. The location of the arbitration proceedings shall be at the office of the American Arbitration Association nearest the Project site, unless the parties agree otherwise. The arbitration award shall be final. Notwithstanding Paragraph 13.2, this agreement to arbitrate shall be governed by the Federal Arbitration Act and judgment upon the award may be confirmed in any court having jurisdiction.

☐	Litigation Action may be filed in the appropriate state or federal court located in the jurisdiction in which the Project is located.

AGC DOCUMENT NO. 200 STANDARD FORM OF AGREEMENT AND GENERAL CONDITIONS BETWEEN OWNER AND CONTRACTOR
(Where the Contract Price is a Lump Sum)
1997, The Associated General Contractors of America